Registration No: ___________________


                                   [UAC LOGO]
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          UNION ACCEPTANCE CORPORATION

             (Exact name of registrant as specified in its charter)

                     INDIANA                           35-1908796
         (State or other jurisdiction of            (I.R.S. Employer
          incorporation or organization)          (Identification No.)

            205 North Shadeland Avenue
              Indianapolis, Indiana                    46219
        (Address of Principal Executive Offices)     (Zip Code)

                          UNION ACCEPTANCE CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

                          Union Acceptance Corporation
                           205 North Shadeland Avenue
                           Indianapolis, Indiana 46219
                     (Name and address of agent for service)

                                 (317) 231-6400
          (Telephone number, including area code, of agent for service)



                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                             Proposed Maximum               Proposed
Type of securities        Amount to be      offering price per         maximum aggregate                Amount of
to be registered           registered           unit (1)               offering price (1)            registration fee
---------------------------------------------------------------------------------------------------------------------

Class A Common Stock,      200,000                     $5.688                  $1,137,600                $300.33
without par value          (2)

=====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee and based on average of the high and low sales prices per share of Class A Common Stock of Union Acceptance Corporation on October 20, 2000, pursuant to Rule 457(h)(1) and Rule 457(c).

(2) Any additional shares of Common Stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416.

         PART I

                           INFORMATION REQUIRED IN THE
                            SECTION 10(A) PROSPECTUS

         The document(s) containing information specified by part I of this Form S-8 Registration Statement (the "Registration Statement") will be sent or given to participants in the Union Acceptance Corporation Employee Stock Purchase Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

         PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by Union Acceptance Corporation (the "Company") or the Plan pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this Registration Statement.

                  (a) The Company's Annual Report on Form 10-K for the year ended June 30, 2000.

                  (b) The Company's definitive proxy statement, dated October 18, 2000, filed pursuant to Section 14 of the Exchange Act, in connection with the annual meeting of its shareholders to be held on November 14, 2000.

                  (c) The description of the capital stock of the Company contained in the Company's Registration Statement on Form 8-A, which was filed with the Commission on July 12, 1995, and all amendments or reports filed for the purpose of updating such description.

                  (d) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, as of the date of filing such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.
------   --------------------------------------

         Not applicable.


Item 6.  Indemnification of Directors and Officers.

         Chapter 37 of the Indiana Business Corporation Law, as amended ("IBCL"), authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made parties by reason of their relationships to the corporation. Officers and directors may be indemnified where they have acted in good faith, the action taken was not against the interests of the corporation, and the action was lawful or there was no reason or cause to believe the action was unlawful. Chapter 37 to the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful on the merits or otherwise, in the defense of any such proceeding, against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding.

         The Articles of Incorporation of the Company (as fully restated on June 29, 1994) provide that the Company shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (the "Action"), by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another entity against expenses, including attorneys' fees, judgments, settlements, penalties and fines actually or reasonably incurred by him in connection with the Action if such person acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interest of the Company, and in all other cases, was not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

         The Company maintains directors' and officers' liability insurance with an annual aggregate limit of $5,000,000 for the current policy period, subject to a $100,000 retention at the corporate level, for each wrongful act where corporate reimbursement is available to any director or officer. When corporate reimbursement is not available as prescribed by applicable common law, statutory law or the Company's governing documents, the insurer will reimburse the directors and officers with no deductible with respect to losses sustained by them for specified wrongful acts while acting in their capacities, individually or collectively, as such directors or officers.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The exhibits furnished with the Registration Statement are listed on page E-1.

Item 9.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date hereof (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Indianapolis, State of Indiana, on October 16, 2000.

                          UNION ACCEPTANCE CORPORATION

                                        By:/s/John M. Stainbrook
                                           -------------------------------------
                                           John M. Stainbrook
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby authorizes John M. Stainbrook and Rick A. Brown, and each of them, to file one or more amendments (including post-effective amendments) to the registration statement, which amendments may make such changes in the registration statement as either of them deems appropriate, and each such person hereby appoints John M. Stainbrook and Rick A. Brown and each of them, as attorney-in-fact to execute in the name and on behalf of each person individually, and in each capacity stated below, any such amendment to the registration statement.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                          Title                     Date

(1)  Principal Executive Officer

/s/John M. Stainbrook
---------------------------------          President and Chief  October 16, 2000
John M. Stainbrook                         Executive Officer


(2)  Principal Financial and Accounting Officer

/s/Rick A. Brown
---------------------------------          Treasurer            October 16, 2000
Rick A. Brown                              & Chief Financial Officer

(3)  A Majority of the Board
     of Directors

/s/John M. Davis
------------------------------               Director           October 16, 2000
John M. Davis


------------------------------               Director           __________, 2000
Fred M. Fehsenfeld

/s/Donald A. Sherman
------------------------------               Director           October 16, 2000
Donald A. Sherman

/s/John M. Stainbrook
------------------------------               Director           October 16, 2000
John M. Stainbrook

/s/Michael G. Stout
------------------------------               Director           October 16, 2000
Michael G. Stout

/s/Jerry D. Von Deylen
------------------------------               Director           October 16, 2000
Jerry D. Von Deylen

/s/Richard D. Waterfield
------------------------------               Director           October 16, 2000
Richard D. Waterfield

/s/Thomas M. West
------------------------------               Director           October 16, 2000
Thomas M. West

                                  EXHIBIT INDEX

Exhibit           4.1   Articles  V  and  VI  of  the   Articles  of
                    Incorporation of the Company (restated as of June 29, 1994) respecting the terms of shares, are incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1 (Reg. No. 33-82254).

Exhibit 4.2 Article III -- "Shareholder Meetings," Article VI-"Certificates for Shares," Article VII--Section 3-"Inspection of Corporate Records," and Article X-"Control Share Acquisitions Statute" of the Code of By-Laws, as amended, of the Company are incorporated by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-82254).

Exhibit 4.3       Union Acceptance Corporation Employee Stock Purchase Plan

Exhibit 23-A      Consent of Deloitte & Touche

Exhibit 23-B      Consent of KPMG LLP

Exhibit 24        Power of Attorney (included in signature page)







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